Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective this 1st day of January, 2004, by and between Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”) and Mark B. Thomas, a Minnesota resident (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to continue to employ Executive and Executive desires to be employed by the Company all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration for the foregoing, the parties agree as follows:

1.     EMPLOYMENT.  The Company hereby employs Executive and Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2.     TERM.  The term of this Agreement shall commence on and shall continue for a period of twenty-four (24) months from the date of this Agreement (the “Initial Term”).  In the event that (a) a new employment agreement has not been entered into as of the end of the Initial Term; (b) this Agreement has not been terminated during the Initial Term; and (c) the parties are negotiating in good faith to enter into a new employment agreement, then the terms of this Agreement shall automatically be extended for a 12 month period following the Initial Term.  All provisions of this Agreement, except those with respect to Section 4.2.1 (Non-Discretionary Bonus only with respect to the payment of any earned and unpaid Non-Discretionary Bonus for any fiscal year or portion of a fiscal year that the Agreement was in force), Section 5 (Board of Directors Position), Sections 8.1, 8.2, 8.3, 8.4 and 8.5 (Confidentiality) and Section 9 (General Provisions), shall be null and void if (i)(a) Executive has not been terminated during the Initial Term and (b) the Initial Term has not been extended for a 12-month period or (ii)(a) the Initial Term is extended for a 12-month period and (b) the parties do not execute a new employment agreement superceding this Agreement during such 12-month period.

3.     POSITION AND DUTIES.  The Executive shall serve as the President and Chief Executive Officer of the Company as set forth in the bylaws of the Company.  The Executive shall report to the Board of Directors of the Company (the “Board”) as set forth in the bylaws of the Company and shall perform the duties required of such position and as directed by the Board.  The Executive also agrees to serve as the Treasurer and Chief Financial Officer as set forth in the bylaws of the Company throughout the term of this Agreement, or until such time as a qualified successor is named to that position by the Board.  Notwithstanding the foregoing, it is the intent of the parties that the Company select a new Treasurer and Chief Financial Officer.  The Executive shall devote substantially all of his working time and efforts to the business of the Company.

4.     COMPENSATION.  Subject to the provisions of Section 8, Executive shall be compensated for the services that Executive renders to the Company pursuant to this Agreement as follows:

4.1  Base Salary.  During the term of this Agreement, Executive shall be paid a salary at the annual rate of $180,250 (the “Base Salary”), subject to withholding for federal and state income taxes and all other required deductions payable in accordance with Company payroll policies but in no event, less than monthly.  The Base Salary may be increased at the discretion of the Board and will be reviewed on an annual basis by the Board.

4.2     Bonus Compensation.  The Executive is eligible for an annual bonus for each fiscal year of the Company during which he is an Executive.  The annual bonus will be broken down into two components: the non-discretionary bonus (the “Non-Discretionary Bonus”) and the discretionary bonus (the “Discretionary Bonus”).  The maximum bonus compensation payable to the Executive hereunder shall in no event exceed 100% of the Base Salary for such fiscal year.  The bonus compensation is a gross bonus subject to withholding for federal and state income taxes and all other required deductions.  The bonus compensation guidelines can be reviewed at any point during the term of the Agreement as requested by either party, but any adjustments in the terms of the bonus compensation clause must be agreed upon by both the Company and Executive before the adjustments take effect.  The description of each component of the bonus and the basis for calculation will be as follows:

4.2.1   Non-Discretionary Bonus.  The Non-Discretionary Bonus shall not exceed 75% of the Executive’s Base Salary for such fiscal year.  The purpose of the Non-Discretionary Bonus is to provide compensation to the Executive for meeting certain performance goals of the Company as determined by the Board’s Compensation Committee as set forth hereto as Exhibit A and shall be paid to Executive within 75 days of fiscal year-end provided that the Company has received its audited financial statements for such fiscal year within such 75 day period.

4.2.2   Discretionary Bonus.  The Discretionary Bonus shall not exceed 25% of the Executive’s Base Salary for such fiscal year.  The purpose of the Discretionary Bonus is to provide compensation to the Executive for Executive’s performance.  The amount of the Discretionary Bonus shall be determined annually by the Board’s Compensation Committee and shall be paid to Executive within 75 days of fiscal year-end.

4.3     Stock Options.  All stock options and/or stock option agreements heretofore entered into shall remain in full force and effect, according to the terms and conditions previously agreed upon.

5.     BOARD OF DIRECTORS POSITION.  The Executive will continue to serve on the Board along with the other elected Directors for the term so elected.  In the event that the Executive is terminated or resigns his position from the Company for any reason, the Executive agrees to resign from his position on the Board.

6.     EXECUTIVE BENEFITS.

6.1     Fringe Benefits.  The Executive shall be entitled to participate in or receive benefits under all of the Company’s employee and any executive benefit plans and arrangements in accordance with applicable policies, agreements and plan documents for such period of time as such plan and arrangements shall remain in effect.  These benefits shall include any pension plan, profit sharing plan, savings plan, stock option plan (subject to the terms of Section 4.3), life insurance, health and accident plan.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any other compensation payable to the Executive hereunder, except that the Executive’s bonus payments shall be calculated as provided in Section 4.

6.2     Vacations.  The Executive shall be entitled to the number of paid vacation days in each calendar year, and to compensation for earned but unused vacation days, determined by the Company from time to time for its senior executive officers.

6.3     Expenses.  The Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of duties hereunder, in accordance with the Company’s policy in effect from time to time with respect to the reimbursement of expenses but only upon presentation by Executive of receipts detailing such expenses.

7.     TERMINATION OF EMPLOYMENT.

7.1     Death or Disability.  The Executive’s employment herein shall automatically terminate if Executive shall die during the term of this agreement.

If as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months, and if within 90 days after written notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate this Agreement for “Disability”.

7.2     Termination by Company.  The Company may terminate the Executive’s employment, with or without Cause, upon written notice to the Executive.  The Executive’s employment may also be terminated by “Constructive Termination.”

a.     “Cause” shall mean: (A) dishonesty, fraud, material and deliberate injury or attempted injury, in each case related to the Company or its business, (B) any felony, or (C) material and intentional failure or neglect of duties by Executive to satisfactorily perform the duties assigned to him pursuant to this Agreement which continues for a period of 60 days after a written demand to Executive by the Board detailing the material and intentional failure or neglect of duties for such satisfactory performance which specifically identifies the manner in which it is alleged that Executive has not satisfactory performed such duties.

b.     “Constructive Termination” means, in each case, without Executive’s prior consent:  (A) a material adverse change of Executive’s responsibilities as President and Chief Executive Officer with respect to the Company, (B) an adverse change in Executive’s Base Salary, Non-Discretionary Bonus components as determined in Exhibit A or as otherwise agreed to by the parties, or other benefits, provided that a change in Executive’s Base Salary or Bonus Compensation or other benefits shall not be deemed to be an adverse change if a similar change is made to the compensation or other benefits of similarly situated Company management employees, or (C) a requirement to relocate in excess of 50 miles from Executive’s then current place of employment, provided, however, that it shall not be deemed a Constructive Termination pursuant to (C) hereunder if (i) an acquisition of substantially all the assets by or a merger with Cirrus Design is consummated and closed prior to January 1, 2005 (a “Cirrus Transaction”) and (ii) Executive is required to relocate in excess of 50 miles from Executive’s then current place of employment prior to January 1, 2005.  In case of a Cirrus Transaction prior to January 1, 2005 and the Executive is required to, but does not relocate in excess of 50 miles from Executive’s then current place of employment, then the severance provisions of Section 7.2(d) and the non-competition provisions of Section 8.6 shall not apply.

c.     Termination for Cause.  In the event that the Executive is terminated for Cause as defined in Section 7.2 (a) herein, the Executive will receive the Base Salary and be entitled to Executive’s accrued but unpaid time off pay (including, but not limited to, vacation, any unpaid expense reimbursements, and any other accrued benefits other than Bonus provided in Section 4.2 herein) and reimbursement for any expenses incurred through the last date of employment.  Executive’s rights in regard to stock options, pension, profit sharing, group health, life and other insurance benefits shall be governed by applicable agreements and plan documents.    In the case of termination for Cause, no bonus shall be paid to the Executive for the fiscal year in which such Executive was terminated.  In the event that the Executive is terminated for Cause, the Executive will not be entitled to any other severance pay provisions of this Agreement.

d.     Termination Without Cause or by Constructive Termination.  Except as provided in Section 7.2(b)(C), if the Executive’s employment is terminated because of Constructive Termination or by the Company for any reason other than for Cause, both as defined in Section 7.2, then the Executive shall be paid severance pay equal to (a) twelve (12) month’s pay of his Base Salary; (b) Executive’s accrued but unpaid time off pay (including, but not limited to, vacation); (c) any pro rata bonuses provided in Section 4.2 for the fiscal year in which termination occurs; and (d) and any other accrued benefits and reimbursement for any expenses incurred through the last date of employment.  Executive’s rights in regard to stock options, pension, profit sharing, group health, life and other insurance benefits shall be governed by applicable agreements and plan documents.  Payment of such severance shall be conditioned upon Executive entering into a mutually acceptable release, releasing the Company, its officers, directors and agents from claims relating to employment pursuant to this Agreement or otherwise.  Said severance pay shall be paid to the Executive in six (6) equal installments, less any applicable withholding for federal and state taxes and other required deductions; and it shall be paid starting fourteen (14) days after Executive’s last day of work, and take the form of six (6) equal payments beginning with the fourteenth (14th) day and continuing every thirty (30) days until complete.

e.     No Requirement to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this section be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

7.3     Termination by Executive.  Executive may, upon thirty (30) days written notice, terminate Executive’s employment at any time and for any reason.  During the thirty (30) days after notice is given, Executive agrees that he shall continue to render his normal services to the Company, and the Company agrees that it shall continue his compensation and benefits under this Agreement during the notice period.  In the event the Executive voluntarily terminates his employment, the Company is not obligated to continue to pay the Executive his Base Salary through the end of the term of this Agreement, but the Company is obligated to pay the Executive any bonuses or benefits earned or accumulated as of Executive’s last day of employment.  For example, with respect to bonus, if the Executive terminates the Executive’s employment at the end of the 9th month of a fiscal year, the Executive would be entitled to receive 9/12th of that fiscal year’s bonus as calculated under Section 4.2.  The bonus portion of this section will be paid to the Executive no later than 120 days following the conclusion of the applicable fiscal year.  All other payments due under this section will be paid to the Executive within fourteen (14) days of the Executive’s last day of employment.  The Company shall pay Executive his Base Salary then in effect through his last day of employment according to the normal payroll schedule; any accrued and unused vacation; and reimbursement for any expenses incurred through his last date of employment; as well as any other accrued benefits.  Executive’s rights in regard to stock options, pension, profit sharing, group health, life and other insurance benefits shall be governed by applicable agreements and plan documents.

7.4     The provisions of this Section 7, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, securities plan, or other contract, plan, or arrangement.

7.5     The Company will use its best efforts to require any successor or assign  (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment  had taken place.  As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  If any successor or assign of the Company fails to assume the performance of this Agreement in its entirety, Executive’s employment will be deemed to have been terminated by the Company without Cause under Section 7.2(d) and all provisions, including but not limited to the severance pay and pro rata bonus provisions, of Section 7.2(d) shall apply.

7.6     The provisions of this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Section 7 to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.  If the Executive should die, any amount due to him through the date of his death shall be paid to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.     CONFIDENTIALITY AND NON-COMPETITION.

8.1     All records of the accounts of Company, of any nature, whether existing at the time of Executive’s employment, procured through the efforts of Executive, or obtained by Executive from any other source, and whether prepared by Executive or otherwise, shall be the exclusive property of Company regardless of who actually purchased the original book, record or magnetic storage unit on which such information is recorded.

8.2     All such books and records shall be immediately returned to Company by Executive on any termination of employment, whether or not any dispute exists between Company and Executive at, regarding, and/or following the termination of employment.

8.3     During the term of employment under this Agreement, Executive will have access to and become acquainted with various trade secrets, consisting of formulas, programs, patterns, devices, inventions, processes, compilations of data and information, sources of data and information, records, and specifications, all of which are owned by Company and regularly used in the operation of Company’s business.

8.4     All files, records, documents, drawings, specifications, programs, equipment and similar items relating to the business of Company, whether they are prepared by Company or by Executive, or come into Executive’s possession in any other way and whether or not they contain or constitute trade secrets owned by Company, are and shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the prior written consent of Company.

8.5     Executive promises and agrees that Executive shall not misuse, misappropriate, give, sell, furnish, nor disclose, whether for consideration or for no consideration, and whether or not during or following his or her employment with Company, or at any other time thereafter, any trade secrets described herein, directly or indirectly, or use them in any way or manner, for his or her own benefit or the benefit of others, except as required in the course and scope of Executive’s employment with Company. Executive agrees and promises not to make known to other person, firm, or corporation the names, addresses or any other information of any of Company’s customers or vendors.

8.6     Except as provided in Section 7.2(b)(C), for a period of two years following termination of employment during the term of this Agreement, (A) Executive agrees and promises not to call on, solicit, or take away any of the customers of Company on whom Executive called on or with whom Executive became acquainted with during his or her employment herein and (B) Executive agrees that within the United States or any international country in which the Company can demonstrate that it actively markets its products at the time of this Agreement, Executive shall not directly or indirectly become employed by, consult with, own, manage, operate, or conduct any business engaged in the design, manufacturing, marketing or distribution of emergency parachute recovery systems for use with recreational, general and commercial aviation aircraft and unmanned aircraft.

9.     GENERAL PROVISIONS.

9.1     Notices.  Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered and certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at their last known addresses as appearing on the books of Company.

9.2     Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the employment of Executive by Company for the purposes set forth in Section 3 above, and contains all of the covenants and agreements between the parties with respect to such employment whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

9.3     Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any manner.

9.4     Law Governing Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

9.5     Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, except claims which may be handled in small claims court, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction.

This Agreement is effective as of the 1st day of January, 2004, in the City of South St. Paul, County of Dakota, State of Minnesota.

For the Company	Executive

/s/ Robert L. Nelson	/s/ Mark B. Thomas
Robert L. Nelson, Chairman of the	Mark B. Thomas
Board of Directors, BRS, Inc.

EXHIBIT A

NON-DISCRETIONARY BONUS

Subject to the provisions contained in the Agreement and herein, Executive is eligible for an annual Non-Discretionary Bonus for each fiscal year during the term of this Agreement.  The items utilized in each fiscal year to determine the size of a Non-Discretionary Bonus, if any, are listed in column 1 of the chart below.  The Non-Discretionary Bonus is based on the achievement of more than 80% of projected items listed in column 1.  Column 2 indicates the fiscal year projections for fiscal year 2004.  With respect to fiscal year 2005, and to the extent necessary, fiscal year 2006, the projected annual results shall be as agreed to by Management and the Board in good faith no later than 60 days after the commencement of such fiscal year.  Non-Discretionary Bonus percentages to be applied in calculating the bonus each fiscal year are set forth in columns 6 though 11 of the chart below for each line item category.  Fiscal year projections for each of the line items, such as the projections appearing in column 2 for fiscal year 2004 as an example, and actual figures for each of the items will be calculated in accordance with the Company’s financial statements prepared by the Company’s accountants in accordance with the Generally Accepted Accounting Principles (“GAAP”).

The Non-Discretionary Bonus is calculated on a line by line basis.  A Non-Discretionary Bonus could be received for any or all of the line items A through J.  As an example, column 2 sets forth projections for fiscal year 2004 for each of the items in column 1.  Thus, if, in fiscal year 2004, the Company achieves 80% (reference column 6 for the line item A, Total Sales) or less of the projection for Total Sales of $8,386,818 (reference column 2 for line item A, Total Sales), Executive will not receive a Non-Discretionary bonus for the Total Sales item for fiscal year 2004.  If the Company achieves 90% of the projection for Total Sales (reference column 7 for the line item A, Total Sales), he will receive a Non-Discretionary Bonus of 1.3% of Base Salary for achievement with respect to line item A.  Similarly, looking further down column 1, if the Company achieves 90% of the projected Sport Sales of $1,662.940 (reference column 2 for line item B, Sport Sales), he will receive a Non-Discretionary Bonus of 1.3% of Base Salary for the achievement with respect to that line item.  [With respect to each line item in column 1, only one of the columns 6 through 11 will apply; i.e., if Total Sales are 120% of projection, the Non-Discretionary Bonus associated with that item is 5.6% and not 5.6% + 3.8% (Total Sales for 110% of projection), etc.]

The Non-Discretionary Bonus may consist of awards across different columns for different line items.  For instance, the Company may achieve 90% of projection of Total Sales in a given fiscal year, and thus the Executive would be paid 1.3% of his Base Salary for achievement with regard to that line item.  In that same fiscal year, the Company may also achieve, for instance, 110% of projection for Other GA Sales, 110% of the projection for Total Operating Expenses, and 100% of projection for Pre-Tax Net Income.  The Executive would thus for that fiscal year receive a total Non-Discretionary bonus of 23.8% of Base Salary for his achievements for the line items A) Total Sales, D) Other GA Sales, J) Total Operating Expenses and I) Pre-Tax Net Income (1.3% for Total Sales plus 5.6% for other GA Sales plus 9.4% for Total Operating Expenses plus 7.5% for Pre-Tax Net Income).  In any event, the total Non-Discretionary Bonus will not exceed 75% of Base Salary then in effect for that fiscal year.

Any performance results falling between percentages of projection  (such as an achievement of between 90% and 100% of projection for the line item A, Total Sales) would be calculated on a pro rata basis between the two ranges.  For example, an achievement of 92% of projection for line item A, Total Sales, would fall between columns 7 and 8 of the chart below, and the Executive would receive the adjusted percentage, or 1.54% of Base Salary as follows:  (1) 1.3% (% of Base if 90% of projection met) plus (2) .24% (the pro rata increase for the incremental percentage over 90%) (1.2% (the difference between columns 7 and 8) times the difference between the percentage achieved (92) and (90) divided by 10).

Non-Discretionary Bonus Allocation

Columns 1	2	3	4	5	6	7	8	9	10	11
Items	Projected 2004	Percent of Sales	Increase over prior year projection	Percent Increase	% of Base if 80% of Projection	% of Base if 90% of Projection	% of Base if 100% of Projection	% of Base if 110% of Projection	% of Base if 120% of Projection	% of Base if 130% of Projection

A Total Sales	$8,386,818	100.0%	$1,817,007	27.7%	0.0%	1.3%	2.5%	3.8%	5.6%	7.5%

B Sport Sales	1,662,940	19.8%	307,220	22.7%	0.0%	1.3%	2.5%	3.8%	5.6%	7.5%
C Cirrus Sales	4,620,933	55.1%	460,727	11.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
D Other GA Sales	748,200	8.9%	635,560	564.2%	0.0%	1.9%	3.8%	5.6%	8.4%	11.3%
E Other Experimental Sales	321,000	3.8%	321,000	0.0%	0.0%	1.3%	2.5%	3.8%	5.6%	7.5%
F Repairs and Repacks	93,000	1.1%	26,187	39.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
G Parts	820,829	9.8%	40,257	5.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
H Other Revenues	119,915	1.4%	26,055	27.8%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

I Pre-Tax Net Income (before non-cash stock and warrant)	1,041,843	12.4%	111,477	12.0%	0.0%	3.7%*	7.5%*	11.2%*	16.9%*	22.4%*

					% of Base if 120% of Projection	% of Base if 110% of Projections	% of Base if 100% of Projection	% of Base if 90% of Projection	% of Base if 80% of Projection	% of Base if 70% of Projection
J Total Operating Expenses	2,051,844	24.5%	433,107	26.8%	0.0%	3.0%**	6.2%**	9.3%**	14.2%**	18.8%**

Total % of Base Salary					0.0%	12.5%	25.0%	37.5%	56.3%	75.0%

*The calculation of a Non-Discretionary Bonus for achievement with respect to line item I, Pre- Tax Net Income is determined as follows:

(1)   First determine the percentage that the actual Pre-Tax Net Income for the fiscal year is of the actual Total Sales of the fiscal year.

(2)   Next compare the actual percentage calculated in (1) above to the projected percentage of sales, which for fiscal 2004 is set forth in column 3 for line item I.

For example, if for fiscal year 2004, actual Pre-Tax Net Income equals 12.4% of actual Total Sales (100% of the fiscal year 2004 projection as set forth in column 3 for line item I), then a bonus award of 7.5% of Base Salary would be paid for achievement with respect to that line item (see Column 8 for line item I).  As another example, if for fiscal year 2004, Pre-Tax Net Income equals 11.2% of Total Sales (90% of the fiscal year 2004 Projection as set forth in column 3 for line item I), then a bonus award of 3.8% of Base Salary would be paid with respect to that line item (see Column 7 for line item I).

**The goal with regarding to line item J, Total Operating Expenses, is to decrease Total Operating Expenses as a percentage of Total Sales.  Thus, the percentages used for determining the Non-Discretionary Bonus with respect to line item J are separately reflected immediately above line item J in columns 6 through 11.  The calculation of the bonus is actually made as follows:

(1)   First determine the percentage that the actual Total Operating Expense for the fiscal year is of the actual Total Sales of the fiscal year.

(2)   Next compare the actual percentage calculated in (1) above to the projected percentage of sales which for fiscal year 2004 is set forth in column 3 for line item J.

For example, if for fiscal year 2004, the actual Total Operating Expenses equal 24.5% of actual Total Sales (which equals 100% of the fiscal year 2004 projection as set forth in column 3 for line item J ), then a bonus award of 6.3% of Base Salary would be paid for achievement with respect to line item J (see Column 8 for line item J).  As another example, if for fiscal year 2004, the Total Operating Expenses equal 22.1% of Total Sales, which amounts to a 10% reduction in the projected percentage Total Operating

Expenses of Total Sales (or 90% of the fiscal Year 2004 projection as set forth in column 3 for line item J), then a bonus award of 9.4% of Base Salary would be paid (see Column 9 for line item J).